EXHIBIT 99.1

For immediate release	Contact:	Doreen Lubeck
773-583-4331
djlubeck@email.com

Randy Chambers Joins Home Products International
As President – North America

Chicago, January 3, 2005 – Home Products International, Inc. (HPI) today announced that Randy Chambers joins the company as President – North America, effective immediately. In this position, Chambers is responsible for all aspects of HPI’s sales in North America and HPI’s relations with its customers.

Chambers is an experienced global consumer products executive with a strong background within the housewares industry. His proven expertise includes strategic planning, team building, and effective sales organization leadership.

Before joining HPI, Chambers was Executive Vice President Sales / Marketing Mid West Air and Coleman Powermate in Aurora, Illinois. While there, he managed the company’s $200 million global retail business with responsibility for strategic growth planning, new product development and financial performance.

His 31-year career includes executive positions at houseware industry leaders Wells Lamont, Wilton Industries and Scott Paper Company. Throughout his career, he has demonstrated success at increasing unit volumes and developing strong relationships with customers, including big box retailers such as Wal-Mart, Target and Kmart.

“Randy Chambers is a first-rate sales executive with multi-level relationship-building abilities and a strategic view of our key customers,” states Doug Ramsdale, Chief Executive Officer of HPI. “I’m thrilled he’s joined the HPI management team. Randy’s extensive experience will be a significant asset as we implement our strategy of developing even stronger relationships with key customers and making it easier to grow their sales and profits with us.

Peter Graves, formerly Vice President – Sales at HPI is leaving the company to pursue other interests.

Home Products International, Inc. is an international consumer products company specializing in the design and manufacture of quality, innovative housewares products. The Company sells its products under the HOMZ™ brand through national and regional retailers including Kmart, Wal-Mart, Target, Sears, Bed Bath & Beyond, Linens ‘N Things, Staples, SAM’s Club, Home Depot, Lowe’s, and hardware/home centers, food/drug stores, juvenile stores and specialty stores. Additional information can be found on the company’s website at www.homz.biz.

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